Exhibit 23.1

KPMG LLP

New Jersey Headquarters

51 John F. Kennedy Parkway

Short Hills, NJ 07078-2702

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 8, 2021, with respect to the consolidated financial statements of Lakeland Bancorp, Inc. and the effectiveness of internal control over financial reporting incorporated herein by reference and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

Short Hills, New Jersey

August 27, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.